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                                                                  EXHIBIT 15.1



November 6, 2000




Board of Trustees and Shareholders
     of ProLogis Trust:

We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-38515,
333-52867,  333-26597,  333-74917,  333-75893,  333-79813, 333-69001, 333-86081,
333-95737,  333-36578,  333-43546,  333-43544,  333-46700 and 333-46698 its Form
10-Q for the quarter ended September 30, 2000, which includes our report dated November 6, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,




ARTHUR ANDERSEN LLP